Exhibit 10.3

WALGREENS BOOTS ALLIANCE, INC. EXECUTIVE

DEFERRED PROFIT-SHARING PLAN

(As Amended and Restated Effective December 31, 2014)

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TABLE OF CONTENTS

(continued)

		Page

10.4.	Successors	9
10.5.	Controlling Law	9
10.6.	Severability	9
10.7.	Section 409A	9

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WALGREENS BOOTS ALLIANCE, INC. EXECUTIVE

DEFERRED PROFIT-SHARING PLAN

(As Amended and Restated Effective December 31, 2014)

ARTICLE I

INTRODUCTION

1.1. Name and Purpose. Walgreen Co. (“Walgreens”) established the Walgreen Co. Executive Deferred Profit Sharing Plan (the “Plan”), effective January 1, 1990, for the benefit of eligible employees. The Plan was amended and restated in its entirety effective January 1, 2003, was further amended effective as of January 1, 2005 and January 1, 2008, was again amended and restated in its entirety effective as of January 1, 2012, and was further amended effective as of January 1, 2013 and to be effective as of January 1, 2015. On December 31, 2014, a reorganization of Walgreens into a holding company structure (the “Reorganization”) was completed. Pursuant to the Reorganization, Walgreens became a wholly owned subsidiary of a new Delaware corporation named Walgreens Boots Alliance, Inc. (the “Company”). In connection with the Reorganization, the Plan was assumed by the Company, and the Plan is hereby further amended and restated in its entirety, effective as of December 31, 2014, as set forth herein in order to reflect such assumption. The purpose of the Plan, as amended and restated herein, is to provide eligible employees with the opportunity to defer compensation on a pre-tax basis, and to receive Employer Profit-Sharing Credits.

1.2. Effective Date and Plan Year. The Effective Date of the amended and restated Plan is December 31, 2014. The Plan shall be administered on a calendar year basis (the “Plan Year”).

ARTICLE II

DEFINITIONS

2.1. “Account” means the recordkeeping account established by the Administrators pursuant to Article VI to record a Participant’s accrued benefit under the Plan.

2.2. “Administrators” means the persons appointed to administer the Plan pursuant to Section 8.1.

2.3. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.4. “Deferral Credits” means the portions of a Participant’s base salary and/or bonus, if any, that he or she elects to defer under Article IV.

2.5. “Deferral Election” means an election by a Participant to defer base salary and/or bonuses in accordance with the provisions of Article IV.

2.6. “Earnings Gains and Losses” means the amount of earnings, gains, losses and expenses debited or credited to a Participant’s Account pursuant to Section 6.2.

2.7. “Employee Deferral Subaccount” means the portion of a Participant’s Account consisting of Deferral Credits and Earnings Gains and Losses thereon.

2.8. “Employer Profit-Sharing Credits” means the amounts credited to a Participant’s Employer Profit-Sharing Subaccount pursuant to Article V.

2.9. “Employer Profit-Sharing Subaccount” means the portion of a Participant’s Account consisting of Employer Profit-Sharing Credits and Earnings Gains and Losses thereon.

2.10. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

2.11. “Grandfathered Account” means the portion of a Participant’s Account that were credited to the Account and became fully vested prior to January 1, 2005.

2.12. “Non-Grandfathered Account” means the portion of a Participant’s Account that is not a Grandfathered Account.

2.13. “Plan Year” means the calendar year.

2.14. “Profit-Sharing Plan” means the Walgreen Profit-Sharing Retirement Plan, as amended and restated effective January 1, 2010, and as further amended from time to time.

2.15. “Profit-Sharing Plan Compensation Limitation” means the limitation imposed by Section 401(a)(17) of the Code on the amount of a Participant’s compensation that may be taken into account under the Profit-Sharing Plan.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1. Eligibility. Each employee of the Company or one of its subsidiaries who is eligible to participate in the Profit-Sharing Plan shall be eligible to become a Participant in the Plan if the employee’s “Salary Conversion Contributions” under Section 4.1 of the Profit-Sharing Plan are limited by the Profit-Sharing Plan Compensation Limitation – or would be so limited if participating in the Profit-Sharing Plan. Effective January 1, 2013, solely for purposes of determining Plan eligibility, prior Plan Year contributions to this Plan are included in a Participant’s compensation to determine whether the Participant has met the Profit-Sharing Plan Compensation Limitation.

3.2. Status under ERISA. The Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Board of Directors of the Company may terminate the Plan or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel, that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

ARTICLE IV

DEFERRAL OF COMPENSATION

4.1. Participant Deferral Credits. A Participant may elect to defer under the Plan by filing a Deferral Election in accordance with Section 4.2. The amount of such deferral shall not be in excess of 50 percent of the Participant’s base salary (as in effect at the time the election is made) and 85 percent of the Participant’s annual bonus. Deductions will be made pursuant to such Deferral Election during the Plan Year. The deferral applicable to base pay shall be reduced in substantially equal amounts from the base salary otherwise periodically payable to the Participant over the Plan Year (or over a portion of such Plan Year as deemed administratively practicable). All Deferral Credits shall be credited to the Participant’s Employee Deferral Subaccount.

4.2. Deferral Elections. A Participant’s Deferral Election shall be in writing (or by electronic means established by the Administrators), and must be made during the election period established by the Administrators which period shall end no later than the day preceding the first day of the Plan Year in which the base salary or bonus is earned. An employee who first becomes a Participant in the Plan on or after the first day of a Plan Year may make a Deferral Election within 30 days after he or she first becomes a Participant, if and to the extent permitted by Code Section 409A; provided, however, that such Deferral Election shall only apply to base salary and bonuses earned after the Participant’s Deferral Election is received by the Administrators. All Deferral Elections shall become irrevocable as of the end of the deferral election period.

4.3. Vesting. A Participant shall at all times be 100 percent vested in amounts credited to his or her Employee Deferral Subaccount.

ARTICLE V

EMPLOYER PROFIT-SHARING CREDITS

5.1. Amount of Employer Profit Sharing Credits. For each Plan Year, each Participant’s Employer Profit-Sharing Subaccount shall be credited with the sum of the following amounts:

(a)	the additional amount that would have been allocated to the Participant’s “Employer Contribution Account” under the Profit-Sharing Plan (including a share of certain deemed forfeitures) if the Profit-Sharing Plan Compensation Limitation did not apply; and

(b)	such additional amount as determined each year by resolution of the Company’s Board of Directors (or its delegate) to each Participant who qualifies for such additional credit based on the criteria set forth in such resolution.

For purposes of the foregoing calculations and credits for Plan Year 2015 and subsequent Plan Years, it shall be assumed that the Participant contributes the maximum annual amount permissible under the Profit-Sharing Plan, regardless of the Participant’s actual contribution level, if any.

5.2. Vesting. A Participant shall be vested in his or her Employer Profit-Sharing Subaccount to the same extent as the Participant is vested in his or her Employer Contribution Account under the Profit-Sharing Plan.

ARTICLE VI

PLAN ACCOUNTING

6.1. Accounts. The Company shall establish and maintain, or cause to be established and maintained, a recordkeeping account (the “Account”) in the name of each Participant, which Account shall be comprised of the Employee Deferral Subaccount and the Employer Profit-Sharing Subaccount. A Participant’s Account shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company, and the Plan shall not give any person any right or security interest in any asset of the Company or any subsidiary of the Company nor shall it imply any trust or segregation of assets by the Company or any subsidiary of the Company.

6.2. Adjustments to Participant Accounts.

(a)	General. The amounts credited to a Participant’s Account shall be adjusted to reflect the Earnings Gains and Losses that would have been debited or credited to such amounts had they been allocated to the Participant’s accounts under the Profit-Sharing Plan and invested in the same manner as such accounts are invested thereunder (or under the applicable Profit-Sharing Plan default investment fund, if no investment elections are made by the Participant under the Profit-Sharing Plan). Such adjustment shall be determined by the Administrators, and their determination shall be final and conclusive.

(b)	Timing of Adjustments and Credits. All credits and adjustments to a Participant’s Account shall be made within reasonable proximity to the dates such credits and adjustments would have been made if they were effected under the Profit-Sharing Plan.

ARTICLE VII

PAYMENT OF BENEFITS

7.1. Payment of Account Balances. A Participant who incurs a separation from service with the Company, dies or becomes disabled shall be entitled to payment of the vested portion of his or her Account at the time and in the manner provided in Section 7.2 below. For purposes of this Article VII, the terms ‘separation from service’ and ‘disabled’ shall have the meanings set forth in Code Section 409A. If a Participant is not 100 percent vested in his or her Employer Profit-Sharing Subaccount at the time of the distribution event, the non-vested portion shall be forfeited.

7.2. Time and Manner of Payment of Grandfathered Account Balances. The Administrators, in their sole discretion, shall determine the time and manner in which a Participant’s Grandfathered Account balance shall be distributed, which may include the methods permitted under the Profit-Sharing Plan.

7.3. Time and Manner of Payment of Non-Grandfathered Account Balances.

(a)	Following a Participant’s separation from service or disability, distribution of the portion of the Participant’s Non-Grandfathered Account credited to his or her Employer Profit-Sharing Subaccount shall be made as follows:

(i)	If the portion of the Participant’s Non-Grandfathered Account balance credited to his or her Employer Profit-Sharing Subaccount (without taking into account any Company matching contributions credited following separation from service, death or disability) is less than the Lump-Sum Threshold (as defined below), then such portion of the Participant’s Non-Grandfathered Account shall be paid to the Participant (or in the event of the Participant’s death, to his or her designated beneficiary) in one lump sum as of the date of the distribution event, or as soon as practicable thereafter, but in no event later than the later of (i) the last day of the calendar year in which the distribution event occurs, or (ii) the date which is 2-1/2 months following the distribution event.

(ii)

If the portion of the Participant’s Non-Grandfathered Account balance credited to his or her Employer Profit-Sharing Subaccount (without taking into account any Company matching contributions credited following separation from service, death or disability) is equal to or greater than the Lump-Sum Threshold (as defined below), then such portion of the Participant’s Non-Grandfathered Account shall be paid to the Participant (or in the event of the Participant’s death, to his or her designated beneficiary) in monthly installments beginning on the date of the distribution event, or as soon as practicable thereafter, but in no event later than the later of

(i) the last day of the calendar year in which the distribution event occurs, or (ii) the date which is 2-1/2 months following the distribution event. Each monthly installment shall equal the Lump-Sum Threshold divided by 12.

(iii)	For purposes of this Section 7.3(a), “Lump-Sum Threshold” shall equal $50,000 if the Participant is age 55 or older or shall equal $100,000 if the Participant is under age 55; provided that, beginning in 2007, these $50,000 and $100,000 thresholds shall be increased each year by $2,000 and $4,000, respectively. For purposes of this Section 7.3(a), the determination of which Lump-Sum Threshold amount shall apply and the comparison of this Threshold to the Participant’s Account balance shall be made as of the date of the distribution event.

(b)	Following a Participant’s separation from service or disability, distribution of the portion of the Participant’s Non-Grandfathered Account that is credited to his or her Employee Deferral Subaccount shall be made in accordance with one of the following options, as elected by the Participant:

(i)	A single lump-sum payment, to be made as soon as practicable following the date of the Participant’s separation from service or disability; or

(ii)	Annual installments over a period of 5, 10, 15 or 20 years, as elected by the Participant, with the first installment being calculated as soon as practicable following the Plan Year in which such separation from service or disability occurs, and payment made as soon as practicable thereafter, except as provided below with respect to subsequent changes. A Participant may make a distribution election under this Subsection 7.3(b) at the time the Participant makes his or her Deferral Election under Section 4.2; provided, however, that if no such election is made, the Participant shall be deemed to have elected payment under paragraph (b)(i) above. Once made, the Participant may subsequently change his or her election to an allowable alternative payout period by submitting a new election form to the Administrators, provided that any such new election form (i) shall be made at least 12 months in advance of the originally-scheduled distribution date and may not take effect for at least 12 months after the date the new election is made, (ii) shall not accelerate the time or schedule of any payment, except as permitted under Treasury regulations, and (iii) except with respect to distributions on account of death or disability, shall provide for an additional deferral period that is not less than 5 years from the date distribution would have otherwise been made.

(c)	Notwithstanding any provision of the Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment under the Plan on account of the participant’s separation from service (for reasons other than death or disability), then, to the extent required by Code Section 409A, such payment or benefit shall not be made or provided until the date which is the earlier of (i) the day after the expiration of the six (6)-month period measured from the date of such separation from service, and (ii) the date of the Participant’s death. Upon the expiration of the six-month delay period, all payments delayed pursuant to this provision shall be paid to the Participant in a lump sum without interest, and all remaining payments due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them.

(d)	If a Participant dies prior to the time that his or her entire Account has been distributed, such Account, or remaining Account balance, shall be distributed to the Participant’s Beneficiary in a lump sum as soon as practicable following the Participant’s death.

7.4. Effect on Other Benefit Plans. Amounts credited to or paid from the Employer Profit-Sharing Subaccount of the Plan shall not be considered to be compensation for the purposes of any qualified plan maintained by the Company or any subsidiary of the Company. The treatment of such amounts under other employee benefit plans or programs shall be determined pursuant to the provisions of such plans or programs.

7.5. Facility of Payment. If the Participant or his or her beneficiary is entitled to payments under the Plan and in the opinion of the Administrators such person becomes in any way incapacitated so as to be unable to manage his or her financial affairs, the Company may make payments to the Participant’s or beneficiary’s legal representative or similar person, to a custodian under the Uniform Gifts or Transfers to Minors Act of any state, or in such other manner for the benefit of the Participant or beneficiary that the Trustees consider advisable. Any payments made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment hereunder. Upon a Participant’s death, payment under the Plan shall be made to the beneficiary or beneficiaries for such Participant under the Profit-Sharing Plan. Any payments made in accordance with the preceding sentences shall be a full and complete discharge of any liability for such payments hereunder.

7.6. Effect of Payment. The full payment of a Participant’s benefit under the Plan shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s beneficiary) with respect to the operation of the Plan, and the Participant’s (and Participant’s beneficiary’s) rights under the Plan shall terminate.

7.7. Withholding for Taxes. The Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state’s income tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

ARTICLE VIII

ADMINISTRATION

8.1. Administration. The Plan shall be administered by the Trustees of the Profit-Sharing Plan, who will have, to the extent appropriate, the same powers, rights, duties, obligations and indemnity with respect to the Plan as they do with respect to the Profit-Sharing Plan. Consistent with such rights under the Profit-Sharing Plan, each determination provided for under the Plan shall be made by the Administrators under such procedures as may from time to time be prescribed by them, and shall be made in their absolute discretion. Any such determination shall be conclusive on all persons.

8.2. Claims Procedures. If a Participant or his or her beneficiary is denied all or a portion of an expected benefit under the Plan for any reason, he or she may file a claim (and thereafter appeal any denied claim) in accordance with the procedures set forth in the Summary Plan Description for the Profit-Sharing Plan, which are incorporated by reference herein for this purpose.

ARTICLE IX

AMENDMENT AND TERMINATIONS

9.1. Amendment or Termination. The Company may, in its sole discretion, terminate or amend the Plan at any time. No such termination or amendment shall change the then existing credits to or adjustments of a Participant’s Account or alter his or her right to receive a distribution thereof in accordance with Article VII; provided, however, that if the Company is liquidated, it shall have the exclusive right to determine the value of each Participant’s Account, as of a date established by the Administrators and to pay any unpaid distributions in any manner which such Administrators determine to be just and equitable.

ARTICLE X

MISCELLANEOUS

10.1. Non-Alienation. All rights and benefits under the Plan are personal to the Participant, and neither the Plan nor any right or interest of a Participant or any person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company’s consent.

10.2. Employment Rights. The Plan is not a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Company or any subsidiary of the Company, nor any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

10.3. Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Administrators may approve, for the purpose of assisting in the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment of all of the Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.

10.4. Successors. Unless otherwise agreed to, the Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

10.5. Controlling Law. The Plan shall be construed in accordance with the laws of the State of Illinois.

10.6. Severability. If any provision of the Plan shall be found to be invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of the remaining provisions of the Plan shall remain in full force and effect.

10.7. Section 409A. To the extent that any portion of the Plan is subject to the rules under Code Section 409A, such portion of the Plan is not intended to result in acceleration of income recognition or imposition of penalty taxes by reason of Code Section 409A, and the terms of such portion of the Plan shall be interpreted in a manner (and such portion of the Plan may be amended to the extent determined necessary or appropriate by the Company) to avoid such acceleration and penalties. The Company may modify the time at which any Account balance will be vested or distributed if it determines that such modification may be necessary to avoid acceleration of tax or imposition of penalties under Code Section 409A. For purposes of Code Section 409A, a right to receive installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Regardless of whether the Company modifies or fails to modify the time at which any Account balance is vested or distributed, each Participant shall be solely liable for any taxes, penalties and interest (including without limitation those imposed under Code Section 409A) incurred with respect to all amounts credited to the Participants under the Plan.